Exhibit 99.1

“A Coalbed Methane Exploration & Development Company”
Stephen M. Smith, Treasurer • 909 Fannin, Suite,1850 • Houston, Texas 77010 • Direct (713) 287-2251 • Fax (713) 659-3855 • www.geometinc.com

GEOMET ANNOUNCES FOUNDER’S RETIREMENT AND RESIGNATION FROM BOARD OF DIRECTORS

Houston, Texas — July 6, 2012 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced the resignation of Philip G. Malone from its Board of Directors. Mr. Malone, who co-founded the Company in 1985, resigned his position on the Board of Directors in connection with his retirement. Mr. Malone was Senior Vice President Exploration until January 4, 2012.

Commenting on the announcement, William C. Rankin, President and Chief Executive Officer, stated, “On behalf of the Board, management and employees I want to thank Phil for his leadership, stewardship, service and immeasurable contributions to GeoMet over the last 27 years. For most of that period Phil was synonymous with GeoMet. We wish him well in his retirement.”

The Company does not plan to fill Mr. Malone’s position on the board at this time.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, Virginia and West Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.